EXHIBIT 10.13(d)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          THIS AGREEMENT is hereby made and entered into by and between ENERGY SEARCH, INCORPORATED, a Tennessee corporation ("Employer"), and MITZI F. ANDERSON ("Employee"), this 1st day of January, 2001.

W I T N E S S E T H:

          1.          EMPLOYMENT. Employer has employed Employee since August, 1996, and Employee continues to accept employment, upon the terms and conditions of this Agreement.

          2.          TERM. The term of this Agreement, and of Employee's employment hereunder, shall begin on January 1, 2001, and shall terminate on December 31, 2001. This Agreement, and Employee's employment hereunder, shall be renewed automatically for successive periods of one (1) year each, subject to termination as provided hereinafter.

          3.          COMPENSATION.

                    (a)           Employer shall pay Employee as a Base Salary Compensation for her services the sum of Sixty Thousand Dollars ($60,000.00) per annum, which shall be paid in arrears twice a month in equal installments of Two Thousand Five Hundred Dollars ($2,500.00) each.

                    (b)           Employee shall earn a Stock Bonus of 1,500 shares of Energy Search, Incorporated Common Stock per year for the years of 2001 through 2005 if employee is in the employ of the Company on January 1, 2001 and each of the next four years. The shares shall be issued by the Company to Employee on or about the first day of January 2001 and the first of January of the next four years.

                    (c)           Employee shall earn 30,000 stock purchase options for purchase of common stock of the Company. These options will vest at the rate of 10,000 options per year commencing January 1, 2002. Each option will entitle Employee to purchase stock at the rate of $5.50 per share with an expiration date of December 31, 2005.

                              In the event of a sale of the Company prior to 2005 and assuming Employee is still employed by the Company as of date of a sale, all shares and options described above and which are owed by the Company to the Employee pursuant to this paragraph will vest and be immediately issued.

          4.          DUTIES. Employee is engaged as Chief Financial Officer for Employer and shall have such authority as is commensurate with said position and shall have the following specific duties: Coordinating all financial activities of the Company including financial reporting, SEC filings, and the general supervision of company personnel in the accounting department and such other duties as the President of the Company delegates.

          5.          EXTENT OF SERVICES. Employee shall devote her entire time, attention, and energies to Employer's business and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, Employee may invest her assets in such form or manner as will not require her services in the operation of the affairs of the companies or entities in which such investments are made.

          6.          WORKING FACILITIES. Employee shall have an office, stenographic help, typing and filing assistance, telephone(s) and facsimile machine(s), and such other facilities and services as are suitable to her position and appropriate for the performance of her duties.

          7.          EXPENSES.

                    (a)          Reimbursement. Employer shall reimburse Employee for all reasonable and necessary business expenses incurred by him in carrying out her duties under this Agreement. Employee shall present to Employer from time to time an itemized account of such expenses in such form as may be required by Employer.

          8.          BENEFITS. Employer shall further:

                    (a)           provide Employee with medical health and hospitalization insurance coverage as Employer provides to its other employees (Employee will be responsible for the incremental cost of family coverage);

                    (b)           allow Employee to take part in the Company's IRA/SEP Plan which Employer now has or may hereafter adopt during the term of Employee's employment hereunder.

                    (c)           Employer will pay Employee an auto allowance for use of her personal vehicle for business purposes equal to Five Hundred Dollars ($500.00) per month.

          9.          VACATIONS. Employee shall be entitled each year to a vacation of two (2) weeks, during which time her compensation shall be paid in full.

          10.          TERMINATION.

                    (a)          Without cause, Employer and Employee may, by mutual agreement, terminate this Agreement at any time upon ninety (90) days' written notice. In such event, Employee, if requested by Employer, shall continue to render her services and shall be paid her regular compensation up to the date of termination. In addition, there shall be paid to Employee in one lump sum on the termination date a severance allowance (the "Severance Allowance") equal to two (2) years of Employee's current Base Salary (less all amounts required to be withheld and deducted). For purposes of this Agreement, in the event the Employer is the subject of a merger or combination transaction in which there is a change in control of the Employer, there shall be deemed to have occurred an agreed upon termination without cause of this Agreement entitling Employee to the Severance Allowance.

                    (b)          Employer may terminate Employee's employment for cause if:

                              (1)          Employee refuses to perform, or does not perform, in a normal business manner her duties of employment with Employer;

                              (2)          Employee fails or refuses to obey and comply with the instructions, rules and regulations of Employer as promulgated by its Board of Directors respecting the operations of Employer; or

                              (3)          Employee engages in any unlawful conduct in connection with her duties of employment with Employer, is guilty of any acts of dishonesty in connection therewith, is convicted of a felony, is convicted of a misdemeanor involving moral turpitude, or engages in any conduct clearly detrimental to the business of Employer.

                              (4)          Employee breaches any confidentiality or non-competition covenant or agreement with the Employer.

                    If Employee's employment is terminated for cause, as set forth just hereinabove, Employee shall receive her Base Salary accrued up through the date of termination and shall be entitled to receive any Bonuses (or portion thereof) set forth in herein which have been earned through the date of termination.

                    Upon termination for any reason, except as may be otherwise required by law, all benefits set forth in Section 8 shall cease, although Employee may keep any pension or other similar rights which have already vested.

          11.          DEATH DURING EMPLOYMENT. If Employee dies during the term of employment, Employer shall pay to the estate of Employee the Base Salary and any Bonus that would otherwise be payable to Employee up to the end of the month in which the death occurs.

          12.          NOTICES. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and delivered in person or by courier or sent by certified, United States mail, return receipt requested, postage prepaid, to her residence shown below in the case of Employee, or to its principal office as shown below in the case of Employer. Notice shall be effective upon the date of delivery, if delivered in person or by courier, or three (3) days after depositing the notice in the United States mail, if sent by certified mail.
Employee: Mitzi F. Anderson 18 Brookside Drive Oak Ridge, TN 37830	Employer: Energy Search, Incorporated 280 Ft. Sanders West Boulevard Suite 200 Knoxville, TN 37922

          13.          WAIVER OF BREACH. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

          14.          ASSIGNMENT. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of her rights or delegate any of her duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Employer.

          15.          CONFIDENTIALITY. Employee acknowledges that Company data is confidential and proprietary to Employer and agrees not to impart to any third party any of such proprietary data. Employer shall be entitled to protect its interest herein by specific performance and the right to enjoin Employee from engaging in such prohibited practices, without limiting any other remedies available to it.

          16.          COVENANT AGAINST COMPETITION. In recognition of the close personal contact Employee will have with Employer's confidential and proprietary information and records, and the position of trust in which Employer holds Employee, Employee agrees as follows:

                    (a)          Non-Compete. For a period of one (1) year from date of termination, Employee shall not, either as an officer, stockholder, director, employee, representative, broker, partner, sole proprietor or in any other manner or capacity directly or indirectly take proprietary information of Employer and share it with a competitor of Employer who operates within a fifty mile radius of any Employer operations .

                    (b)          Remedy for Breach. The parties hereto recognize that the services to be rendered under this Agreement by Employee are of a special and unique character; and that in the event of the breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event the Employee shall violate any of the restrictions set forth in this Section 16, then Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, to enforce the specific performance hereof and to enjoin Employee from performing any prohibited act hereunder. Nothing herein contained shall be construed to prevent Employer's election of any such remedy in the event of the breach of the Agreement by Employee.

          17.           APPLICABLE LAW. This Agreement has been negotiated and entered into and shall be performed predominantly in the State of Tennessee, and by agreement of the parties shall be interpreted and construed in accordance with and pursuant to the laws of the State of Tennessee.

          18.          TAXES. Employer shall withhold all taxes, such as FICA and all employment-related taxes (income or otherwise), from the compensation, bonuses and benefits paid hereunder, as required by law. Employee shall be responsible for the payment of her income taxes on such compensation, bonuses, and benefits, though the Employer will withhold such taxes as it is required to withhold.

          19.          ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by both parties hereto.

          20.          CAPTIONS. The captions herein contained in no way limit or extend the meaning of any Section, or the provisions therein, and are to be used for reference purposes only.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate on the day and date first above written.
EMPLOYEE: /S/ Mitzi F. Anderson Mitzi F. Anderson

EMPLOYER: ENERGY SEARCH, INCORPORATED

By:	/S/ Richard S. Cooper Richard S. Cooper, President